Exhibit (p)

COHEN & STEERS

CODE OF ETHICS (Current version to be included)

As of September 2008

1. INTRODUCTION

Cohen & Steers, Inc. including its affiliated entities as set forth on Exhibit A hereto (collectively, “Cohen & Steers”) and all of the Cohen & Steers Funds (the “Funds,”) have adopted this Code of Ethics (the “Code”) in compliance with US1 and local rules and regulations, as applicable, to satisfy the requirements to monitor employee dealing in all jurisdictions in which Cohen & Steers is regulated. Except as otherwise provided, this Code applies to all directors, officers and employees of Cohen & Steers.

The nature of our business places all of us in a fiduciary position, and we must accept certain limitations on our personal financial matters. This Code is based on the overriding principle that our financial interests must at all times be subordinated to those of Cohen & Steers’ client and the Funds. Therefore, it is imperative at all times that we strive to avoid any situation that involves or may involve a conflict of interest with respect to our responsibilities to our clients. If there is ever any doubt as to whether or not a possible conflict of interest is involved, you should consult with the General Counsel or Chief Compliance Officer of Cohen & Steers Capital Management, Inc. (the “CCO”). Any information received in this connection will be held in confidence.

2. COMPLIANCE WITH THE CODE; REPORTING VIOLATIONS

Compliance with the letter and intent of the specific provisions described in this Code of Ethics, as well as compliance with all applicable federal securities laws, is required under the Code and is essential to each of our continued affiliation with Cohen & Steers. For purposes of this Code, “applicable federal securities laws” is defined as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act of 1970 as it applies to funds and investment advisors, any rules adopted thereunder by the Commission or the Department of the Treasury, and any applicable local legislation, including the rules and regulations of the Belgian Banking, Finance and Insurance Commission, the rules and regulations of the United Kingdom Financial Services Authority and the rules and regulations of the Hong Kong Securities and Futures Commission. Each violation of the Code must be promptly reported to the CCO and, if applicable, to the local Compliance Officer (“CO”) and may result in disciplinary action, including, when appropriate, termination of employment. Further, any profits realized from a violation of the Code may be required to be disgorged. Retaliation against anyone who reports an actual or potential violation of the Code is strictly prohibited and will itself be considered a violation of the Code.

[1]	Rule 17j-1 of the Investment Company Act of 1940 as amended and Rule 204A-1 of the Investment Advisers Act of 1940 as amended.

3. FOR PURPOSES OF THE CODE:

(a)	“Access Person” means any director, officer or employee of Cohen & Steers.

(b)	“Automatic investment plan” means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(c)	“Beneficial ownership” will be interpreted as ownership by the Access Person or the Access Person’s immediate family members sharing the same household and shall apply to all securities that an Access Person owns or acquires.

(d)	“Independent Director” means any director of the Funds who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(e)	“Investment Personnel” means any Access Person who acts in a portfolio management, research, security analysis or trading capacity, including members of the Global Investment Committee.

Except as otherwise specifically provided, Independent Directors are not subject to the prohibitions or pre-clearance and reporting requirements noted in Section 5 and Section 9 below.

(f)

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and shares issued by open-end investment companies, including exchange-traded funds (“ETFs”). It does, however, include shares of the Cohen & Steers open-end Funds and shares of any other open-end investment company in which Cohen & Steers provides investment advisory services.

(g)	A company is engaged in the “real estate business” if it derives at least 50% of its revenues from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate, or has at least 50% of its assets in such real estate. Any questions as to whether a company is engaged in the real estate business should be referred to a member of the executive committee or the CCO.

(h)	The “purchase or sale of a security includes”, among other things, the writing of any option to purchase or sell a security or any transaction by reason of which a person acquires or disposes of any direct or indirect ownership in a security.

(i)	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when a person seriously considers making such a recommendation.

4. INSIDE INFORMATION

In addition to the specific prohibitions listed below, all employees of Cohen & Steers are subject to the Cohen & Steers Inside Information Policies and Procedures, which are considered an integral part of this Code. The Cohen & Steers Inside Information Policies and Procedures prohibit employees of Cohen & Steers from buying or selling any security while in possession of material nonpublic information about the security or the issuer of the security, about any of the Funds or about any Cohen & Steers affiliate. The policies and procedures also prohibit employees of Cohen & Steers from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Cohen & Steers Inside Information Policies and Procedures may result in penalties that could include termination of employment.

5. PROHIBITED TRANSACTIONS

The following transactions are prohibited, except as provided for below:

(a)	No Access Person, including the Independent Directors, shall purchase or sell any security that he or she knows or reasonably should know is being considered for purchase or sale for a client, or is being purchased or sold by a client.

(b)	No Independent Director shall purchase or sell securities issued by Cohen & Steers, Inc. (New York Stock Exchange Symbol: CNS).

(c)	No Independent Director shall purchase or sell any Cohen & Steers closed-end Fund without first receiving prior clearance from Cohen & Steers’ Legal & Compliance Department.

(d)	No Access Person shall purchase or sell any security issued or guaranteed by a real estate investment trust or other company engaged in the real estate business (as defined in Section 3 (g) above), except that an Access Person may invest in shares of open-end and closed-end funds that invest in real estate securities, subject to applicable preclearance requirements.

(e)	No Access Person, including the Independent Directors, shall redeem any shares of the Cohen & Steers open-end Funds unless the shares have been held for at least sixty (60) days. In addition, no Access Person shall sell any shares of the Cohen & Steers open-end Funds without the prior written approval of a member of the executive committee, the CCO or the CCO’s designee. This restriction shall not apply to non-volitional sales.

(f)	No Access Person shall purchase or sell any equity or fixed income security other than those described below under Section 6, Exemptions from Prior Clearance Requirements, unless the Access Person obtains the prior written approval from a member of the executive committee, the CCO or the CCO’s designee.

(g)	No Access Person shall purchase any security issued in an initial public offering (“IPO”) defined by Rule 204A-1 of the Investment Adviser’s Act of 1940 as an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 or equivalent offerings in the international marketplace.

(h)	No Access Person shall purchase any security issued in a private placement unless a member of the executive committee, the CCO or the CCO’s designee approves the transaction in advance. In determining whether or not to grant approval, the approver will consider whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered by virtue of the Access Person's position with Cohen & Steers. The CCO shall maintain a written record of decisions to permit these transactions, along with the reasons supporting the decisions.

(i)	No Access Person shall execute any securities transaction on a day during which any client has a pending buy or sell order in that same security unless clearance was granted prior to the initiation of the order or until that order is executed or withdrawn.

(j)	No Access Person shall give or receive any gift in violation of the Cohen & Steers’ Gifts & Entertainment Policy and Procedures, which permit gifts of only $100 per person per calendar year.

(k)	No Access Person shall serve on the board of directors of a publicly traded company, unless approved in advance by a Co-Chairman and Co-Chief Executive Officer of Cohen & Steers, Inc. This authorization will be provided only if the Co-Chairman and Co-Chief Executive Officer concludes that service on the board would be consistent with the interests of Cohen & Steers’ clients. Access Persons who have received this approval shall not trade for a client or their own account in the securities of the company while in possession of material, non-public information. Section 4 of the Code, Inside Information, provides further details on the obligations of Access Persons concerning inside information.

Unless the approver specifically designates an extension of the approval period, approvals to purchase or sell securities granted under this Section 5 shall remain in effect for three (3) business days only, with the day of approval being considered the first business day.

6. EXEMPTIONS FROM PRIOR CLEARANCE REQUIRMENTS

The requirements of prior clearance under this Policy shall not apply to:

(a)	Transactions in any account over which the Access Person has no direct or indirect influence or control (including any account that is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control the transactions). These securities are also exempt from the reporting requirements as described in Section 9, Reporting, below.

(b)	Transactions that are non-volitional on the part of either the Access Person or a client. Such transactions would include gifts given or received, inherited shares, corporate actions, the disposition of securities as worthless, etc.

(c)	Purchases that are part of an Automatic Investment Plan. These securities are also exempt from the reporting requirements as described in Section 9, Reporting, below. Shares acquired through an Automatic Investment Plan, however, must be updated in the report of holdings made annually.

(b)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and the sales of rights so acquired.

7. COHEN & STEERS CLOSED-END FUNDS.

(a) Holding Period: Directors and officers of the Cohen & Steers closed-end Funds are prohibited by the federal securities laws from selling shares of these Funds within six months of purchasing them, or purchasing shares of these Funds within six months of selling them, and must file forms promptly with the SEC regarding their transactions in shares of these Funds. If you are in this category, the Legal & Compliance Department will assist you in filing these forms. Any violation of this six-month holding period will require disgorgement of any profits.

(b) Blackout Periods: Independent directors and Cohen & Steers employees may not purchase or sell shares of the Cohen & Steers closed-end Funds on certain days prior to board meetings and dividend declarations.

(1) For independent directors, the blackout period is from the date of the receipt of quarterly board materials through the second day of the quarterly meeting.

(2) For Cohen & Steers employees, the blackout period approximately two (2) weeks prior to the quarterly board meeting through the second day of that meeting.

8. FACTORS CONSIDERED IN THE CLEARANCE OF TRANSACTIONS

The CCO or the CCO’s designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal transaction without being required to specify the reason for the refusal. Generally, the following factors will be considered in determining whether to clear a proposed transaction:

(a)	the proposed trade does not involve a security that is being considered for purchase or sale now or in the near future for any client account;

(b)	the proposed trade is unlikely to have an adverse effect on any client account;

(c)	the proposed trade in the amount requested would be very unlikely to affect a primarily institutional market;

(d)	the proposed trade clearly is not related economically to the securities to be purchased, sold or held on behalf of a client; or

(e)	the proposed trade is a result of the sale of securities that were acquired prior to February 1995 (and such person was an employee of Cohen & Steers prior to February 1995) or acquired prior to the time a person became an employee of Cohen & Steers.

Such prior clearance will be provided by a member of the executive committee, the CCO or the CCO’s designee in writing to the requestor, either in paper or electronic format. The CCO shall maintain a written record of decisions to permit these transactions, along with the reasons supporting the decision. In no case will the individual approving a preclearance request have a personal interest in the trade or trades being cleared. Under no circumstances can an employee of Cohen & Steers approve his or her own trade request.

9. REPORTING

(a)	Every Access Person shall report online using the PTA reporting system, all transactions in any Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to report transactions effected for any account over which the Access Person does not have any direct or indirect influence or control, or transactions in open-end investment companies (except for transactions in the open-end Funds). Although prior clearance is not required for exchange traded funds (“ETFs”), every Access Person must report all transactions and holdings in ETFs.

(b)	An Independent Director is only required to report a transaction to the CCO if the Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties, should have known, that during the 15-day period immediately preceding or after the date of the transaction, the security is or was being purchased or sold by a Fund, or is or was being considered for purchase or sale by a Fund. Independent Directors need not provide an initial or annual report of portfolio holdings and accounts.

(c)	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number or interest rate and maturity date, number of shares, and the principal amount of the security involved;

(ii)	the nature of the transaction (i.e., purchase or sale);

(iii)	the price per share of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected;

(v)	with respect to any account established by the Access Person during the quarter, the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established; and

(vi)	the date the report is submitted.

(d)	Any report may contain a statement that the report shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(e)	Every Access Person must provide a list of all personal securities holdings (including shares of any Cohen & Steers open-end and closed-end Funds) upon commencement of employment (“Initial Holdings Report”) and annually thereafter (“Annual Holdings Report”).

Both the Initial Holdings Report and Annual Holdings Report shall provide the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person and the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership.

The Holdings Reports must provide information that is current as of a date no more than 45 days before the individual becomes an Access Person (Initial Holdings Report) or the date the report is submitted (Annual Holdings Report), as the case may be. Both the Initial Holdings Report and the Annual Holdings Report shall state the date the report is submitted by the Access Person.

Attached as Exhibit B is a form of Initial Holdings Report which must be completed by all Access Persons and returned to the CCO or the CCO’s designee no later than 10 days after commencement of employment.

Each Access Person shall submit an Annual Holdings Report online through the PTA reporting system within 45 days after the beginning of each year.

(f)	A member of the executive committee, the CCO or the CCO’s designee shall be responsible for reviewing all quarterly securities transaction reports, the Initial Holdings Report and the Annual Holdings Report. In the event these reports are reviewed by a designee, all exceptions will be reported to the CCO and, if applicable, to the CO. The CCO or a designee shall report to the executive committee all violations of this Code. The Co-Chairmen and Co-Chief Executive Officers, in consultation with the general counsel and CCO, shall determine the appropriate response to any violation.

(g)	All Access Persons must certify to a form similar to the sample provided as Exhibit B, either in writing or through electronic means, initially and annually thereafter within sixty (60) days of year end, that they have read and understand this Code and that they recognize that they are subject to the provisions of the Code. Furthermore, all Access Persons must certify annually that they have complied with the requirements of the Code and that they have reported all personal securities transactions and accounts required to be reported pursuant to the Code. In addition, Cohen & Steers will seek Access Person certification when amendments are made to the Code that constitute significant content or procedural changes. The determination of whether a change is “significant” will be made by the CCO.

(h)	Access Persons maintaining brokerage accounts must arrange with the broker, dealer or bank to provide duplicate confirmations of trading activity and either monthly or quarterly brokerage statements to the attention of the CCO or the Cohen & Steers’ Legal & Compliance Department in either electronic or paper format.

10. INITIAL AND ONGOING EDUCATION IN REQUIREMENTS OF THE CODE

Each new employee of Cohen & Steers shall be counseled by the CCO, the CO or a designee in the requirements of this Code upon commencement of employment. At that time, the employee will be provided with a copy of the most recent Code, and the employee will be required to acknowledge in writing that he/she has read, understands and agrees to abide by the Code as presented (See Exhibit C).

In addition, all employees of Cohen & Steers will be required to attend an annual training session, which will reiterate the purpose of this Code and the various items requiring compliance. Subsequent amendments to this Code will be communicated to employees on a timely basis.

11. EXEMPTION FROM COMPLIANCE WITH CERTAIN ASPECTS OF THE CODE

Under specific limited circumstances, the CCO may find it reasonable or necessary to grant a waiver of compliance with certain aspects of the Code for certain Access Persons. Such waivers will only be granted in writing, and a copy of the waiver will be maintained in the Access Person’s file in either electronic or paper format. The waiver will contain the sections of the Code to which the waiver is being granted. The Access Person will be expected to comply with all other aspects of the Code. Such waivers are granted at the sole discretion of the CCO and are determined on a case-by-case basis.

12. SANCTIONS

Any Access Person who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines and suspension or termination of employment.

13. BOARD APPROVAL AND REPORTING

The Board of Directors of each Fund and of each Cohen & Steers entity, as applicable, including a majority of the Independent Directors, must approve this Code and any material changes to it. This approval shall be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act of 1940 or any other applicable rules and regulations, as applicable. In connection with this approval, Cohen & Steers shall provide a certification to the Board that Cohen & Steers has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Cohen & Steers shall furnish annually to the Board of Directors and/or to the Independent Directors, as applicable, a written report (i) describing any issues arising under this Code and related supervisory procedures, including but not limited to information about material violations of this Code or procedures and sanctions imposed in response to the material violations since the last report, and (ii) certifying that Cohen 7 Steers has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code.

Exhibit A

Cohen & Steers, Inc. Affiliated Entities

Cohen & Steers, Inc.

Cohen & Steers Capital Management, Inc.

Cohen & Steers Capital Advisors, LLC

Cohen & Steers Securities, LLC

Cohen & Steers Asia Limited

Cohen & Steers Europe SA

Cohen & Steers UK Limited

Exhibit B

Initial Holdings Report

Employee Name:
Employment Start Date:
Social Security Number:
[2] Information in the Report Dated as of:

Copies of recent brokerage statements will be accepted in place of completing this report, if such statements are attached to this signed report and provided that the statements contain all of the information required to be reported herein.

Securities Accounts

Name of Broker, Dealer or Bank	Owner(s) of Record	Relationship to Me (if not under my name)

If you have no securities accounts to report, please check here:

Securities Holdings

Title/Description of Security (include ticker symbol or CUSIP number, as applicable)	Number of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report, please check here:

Please include all securities holdings which include accounts that:

—	Involve securities (except government securities, non-CNS open-end mutual funds and money market instruments) in which you have direct or indirect “beneficial ownership”.
—	Were held in accounts over which you have direct or indirect influence or control.
—	Include shares of any open-end investment company which CNS provides investment advisory services. (Advanced Series Trust, Harbor Funds and Lincoln Variable Insurance Products Trust)

This report will not be construed as an admission that the employee has any direct or indirect beneficial ownership in the securities listed.

❖	PLEASE NOTE: PTA Connect is a personal trade management and administration system that automates and manages the approval and reporting processes required by the firm's Code of Ethics. The system is web-based and will allow all employees to log on and submit automated pre-clearance requests and fulfill their regular reporting requirements. Employee account data will also be housed on the password-protected secure site. We utilize your social security number only in the interface with your broker to verify we receive all account information for you and your family members. We keep this information confidential and do not share it with anyone within or outside of Cohen & Steers unless it is required for a business purpose.

Signature:

Date:

[2]	Information in this report must be current as of a date 45 days prior to your employment start date.

Exhibit C

COHEN & STEERS

Certification of Personal Securities Transactions

and Compliance With The Code of Ethics

I hereby certify that I have received, read and understand the Cohen & Steers Code of Ethics. Furthermore, I understand that I am subject to the Code of Ethics and that any failure to follow the Code could subject me to discipline, including the possible termination of my employment with Cohen & Steers.

I further certify that, for the preceding calendar year, I have complied with the requirements of the Code of Ethics in effect for the year and that I have reported all personal securities transactions, holdings and accounts required to be reported pursuant to this Code.

Name

Signature

Date